Exhibit 5.1

Faegre Baker Daniels LLP 1470 Walnut Street Suite 300 Boulder Colorado 80302-5335 Phone +1 303 447 7700 Fax +1 303 447 7800
January 8, 2016

Ascent Solar Technologies, Inc. 12300 North Grant Street Thornton, CO 80241

Re:	Re: Ascent Solar Technologies, Inc.
Ladies and Gentlemen:
We have acted as counsel to Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of the Company's Registration Statement on Form S-1 (the “Registration Statement”), for the sale from time to time of up to 48,000,000 shares (the “Covered Securities”) of the Company's common stock, $0.0001 par value per share (“Common Stock”) by a certain selling stockholder (the “Selling Stockholder”). The Covered Securities consist of up to 48,000,000 shares of Common Stock issuable in connection with an equity line purchase agreement dated November 10, 2015 (the “EL Purchase Agreement”).
In connection therewith, we have examined such corporate records and other documents, including the Registration Statement on Form S-1 relating to the Covered Securities, and have reviewed such matters of law as we have deemed necessary or appropriate for this opinion, and we advise you that in our opinion:
1.     The Company is a corporation duly organized and existing under the laws of the State of Delaware.
2.     The Covered Securities to be sold by the Selling Stockholder have been duly authorized by all necessary corporate action of the Company.
3.     The Covered Securities will be (when issued in the manner described in the Registration Statement) legally and validly issued, fully paid and non-assessable.
This opinion may be used only in connection with the offer and sale of the Covered Securities while the Registration Statement is in effect.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part of the Registration Statement and to the reference to our firm wherever appearing therein. In giving such consent, we do not hereby admit we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules thereunder.
This opinion letter is rendered as of the date first written above and is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Covered Securities.

Very truly yours,

FAEGRE BAKER DANIELS LLP
By: /s/ James H. Carroll
James H. Carroll